Exhibit 99.1

Herman Miller Revises Second Quarter Guidance and Announces Cost Reduction Actions

•	Company Now Expects Second Quarter Sales to be in the Range of $475 million to $495 million; Estimates Q2 EPS of $0.57 to $0.64

•	Company Targets $60 million in Reduced Fixed Overhead and Operating Expenses, including a reduction in Workforce

Herman Miller, Inc. today announced a series of actions intended to reduce the company’s annual fixed overhead and operating expenses by approximately $60 million. Related charges are expected to total approximately $10 million, beginning in the third quarter. The actions come in response to a decline in orders during the current quarter and in anticipation of further global economic weakness through calendar 2009. The company noted that orders averaged $34 million per week in September and October, compared to $41 million per week in the first quarter. The company believes these actions will allow it to weather the current economic storm and enable it to sustain investments in key strategic growth areas.

“Herman Miller is not immune to the current global economic slowdown,” said Brian Walker, Chief Executive Officer. “We’ve experienced a decline in orders over the past few months as the credit market turmoil and declining corporate and consumer demand has accelerated. In response, we are acting early and carefully, as we have done in the past, to structure our costs in line with current and anticipated business conditions. At the same time, we will protect our ability to continue to invest in our future. In all these actions we will remain true to our values as a company and community, treating those impacted with respect and care.”

The actions include workforce reductions among both salaried and manufacturing staff, including temporary labor, through a combination of enhanced voluntary separation agreements, job eliminations, and manufacturing layoffs. These steps are expected to be implemented through January 2009. While many of the positions impacted are in Michigan, they also include other domestic and international locations.

Commenting on the current quarter’s outlook, Curt Pullen, Chief Financial Officer, noted, “With the slower order pacing we’ve experienced in recent weeks we are revising our current quarter revenue estimate to a range of $475 million to $495 million, with earnings per share estimated to be $0.57 — $0.64. The current quarter’s guidance is only modestly lower because of the strong backlog we enjoyed coming into the quarter, and the existing strength of our operating model and ongoing cost reduction efforts announced earlier. With these new actions, our already strong balance sheet and ability to generate cash flow, Herman Miller remains a financially strong company.”

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Walker concluded, “These are difficult times for any business, and particularly for a community like ours at Herman Miller. But one of our strengths is our ability to face challenge directly, and to act with decisive purpose. We are and will remain a resilient and agile company, serving our customers with great products and services and continuing to invest in key areas of opportunity, now and in the future.”

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in our international markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend, or clarify forward-looking statements.”

About Herman Miller

Herman Miller strives to create a better world around you—with inventive designs and services that enhance the places where people work, heal, learn and live, and through its commitment to social responsibility. In fiscal 2008, the company’s award-winning products and strategic consulting services generated more than $2 billion in revenue. Recognized both for its innovative products and business practices, in 2008 Herman Miller was again cited by FORTUNE as both the “Most Admired” in its industry and among the “100 Best Companies to Work For” in America, while Fast Company named Herman Miller among the world’s “Fast 50” most innovative companies. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR. For more information visit www.hermanmiller.com.

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